Medifast Receives Notice Regarding NYSE Listing

OWINGS MILLS, MD, December 26/PRNewswire-FirstCall/-- Medifast, Inc. (NYSE: MED) announced today that it has been notified by the New York Stock Exchange (the “NYSE”) that it is not in compliance with the NYSE’s continued listing standards. Medifast, Inc. is considered below criteria by the NYSE because over a consecutive 30-day trading period its total market capitalization was less than $75 million and the Company’s most recently reported shareholders’ equity was below $75 million. Under applicable NYSE procedures, the Company has 45 days from the receipt of the notice to submit a plan to the NYSE to demonstrate its ability to achieve compliance with the continued listing standards within 18 months. The Company plans to submit a plan that will demonstrate compliance with the listing standards within the required time frame.

About Medifast: (www.choosemedifast.com)

Medifast has been helping people lose weight and achieve better health for 25 years. Its meal replacement foods have been proven effective in multiple clinical studies, recommended by over 15,000 physicians and used by more than 1 million customers. Medifast offers its customers world-class customer service and nutrition support.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “intend” or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent Associates and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast's believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

For questions please contact:

Brad Porterfield
Investor relations
410 504-8166
ir@choosemedifast.com